Atossa Genetics Inc.

May 23, 2013

Mr. Peter Carbonaro

Re: Employment Offer

Dear Peter:

I would like to formally extend to you an offer of employment as Senior Vice President of Operations, reporting to the Chief Executive Officer. Your start date will be June 3, 2013.

Below are the key terms of our offer of employment to you:

Responsibilities: As the Senior Vice President of Operations, you will be the senior manager responsible for managing the company’s day-to-day operations and reporting them to the chief executive officer (CEO). These include all manufacturing matters, including regulatory affairs matters, supply chain management, facilities, etc. The CSO, CFO, and VP Marketing will continue to report directly to the CEO and President.

Start Date: Upon your acceptance of this offer of employment with the Company, your employment shall commence within 15 days.

Salary: Your initial annual salary shall be $215,000, paid twice monthly. Your status will be a regular, full-time, exempt employee.

Bonus: You will receive a bonus of up to 30% of annual salary based on goals and objectives mutually set following hiring. $25,000 signing bonus; 50% up front and 50% at year end.

Other costs: You will be reimbursed for all approved office-and business-related expenses to perform your function.

Benefits: Atossa Genetics will provide Medical, Dental and Optical Insurance Benefits per company policy.

Vacation and Holidays: During your employment with Atossa Genetics, you are entitled to 20 days of PTO accrued at 1.25 days per month. Furthermore, you will receive 10 paid company holidays.

Stock Options: You will receive a grant of options to 250,000 shares of Atossa common stock with a strike price set at the fair market value on your date of employment. These vest over four years, with 25% after one year and then the remainder vesting as 1/12th per quarter until they are fully vested. If there is a change in control of the company all shares will be vested.

As a new hire, your options will be granted from inside our 2010 Stock Option and Incentive Plan (“Plan”) as incentive stock options (ISOs) to the maximum extent allowable and the remainder outside our Plan. All options will be subject to the terms of the plan and those issues outside the Plan will be considered “non-qualified” stock options for tax purposes.

By signing this offer of employment, you agree to abide by the rules, regulations, ethics and policies of Atossa. This offer of employment is contingent upon successful completion of our reference checking process, including a background check.

For purposes of federal immigration law, you will be required to provide to Atossa Genetics documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to Atossa Genetics on the first day of employment.

Atossa Genetics has an exciting future and we believe that you will bring great value to our organization.

Regards,

/s/ Steven Quay

Steve

Dr. Steven Quay, MD, PhD, FCAP

CEO & President, Atossa Genetics, Inc. (NASDAQ:ATOS)

“The Breast Health Company”

Director, National Reference Laboratory

for Breast Health, Inc.

1616 Eastlake Ave. E Suite 510

Seattle, WA 98102

Accepted.

/s/ Peter J. Carbonaro

Peter Carbonaro

Addendum

2014 Salary: $255,000